UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 30549
                      -------------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      -------------------------------------

                                ENTER TECH CORP.
             (Exact name of registrant as specified in its charter)

            NEVADA                                          84-1340553
(State or other jurisdiction of             (IRS-Employer Identification Number)
 incorporation or organization)

                               430 East 6th Street
                            Loveland, Colorado 80537
                     (Address of principal executive office)

                                   SAM LINDSEY
                               430 East 6th Street
                            Loveland, Colorado 80537
                     (Name and address of agent for service)

                                 (970) 669-4918
          (Telephone number, including area code of agent for service)

                        Employees Compensation Agreements
                            (Full title of the Plan)
                      -------------------------------------

                                    COPY TO:

                            Gilbert L. McSwain, Esq.
                       300 South Jackson Street, Suite 100
                             Denver, Colorado 80209

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of Securities   Amount        Proposed           Proposed       Amount of
To be registered      To be         Maximum            Maximum      Registration
                      Registered    Offering Price     Aggregate        fee
                                    Per Share(1)    Offering Price
--------------------------------------------------------------------------------
Common Stock,
$.0001 par value       58,098       $52,288.20           $0.90       $138.05
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

                                              ENTER TECH CORP.

                         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-B


         FROM S-3 ITEM NUMBER AND CAPTION                                       CAPTION IN PROSPECTUS
         -------------------------------------------------------                ---------------------------------------
1.       Forepart of Registration Statement and Outside Front                   Facing Page of Registration Cover
         Cover Page of Prospectus                                               Page of Prospectus

2.       Inside Front and Outside Back Cover Page of Prospectus                 Inside Cover Page of Prospectus
                                                                                Cover Page of Prospectus

3.       Summary Information, Risk Factors and Ratio of Earnings                Not Applicable
         to Fixed Charges

4.       Use of Proceeds                                                        Not Applicable

5.       Determination of Offering Price                                        Not Applicable

6.       Dilution                                                               Not Applicable

7.       Selling Security Holders                                               Cover Page of Prospectus

8.       Plan of Distribution                                                   Not Applicable

9.       Description of Securities to be Registered                             Employees Compensation
                                                                                Agreements

10.      Interest of Named Experts and Counsel                                  Not Applicable

11.      Material Changes                                                       Not Applicable

12.      Incorporation of Certain Information by Reference                      Information Incorporated by
                                                                                Reference

13.      Disclosure of Commission Position on Indemnification                   Indemnification
         for Securities Act Liabilities

                                   PROSPECTUS

                                ENTER TECH CORP.

                          58,098 Shares of Common Stock
                               ($.0001 Par Value)

     This Prospectus is part of a Registration Statement which registers up to an aggregate of 58,098 shares of common stock, $.0001 par value, common stock of Enter Tech Corp. ("the Company") which may be issued as set forth herein to the following persons:

                            Number of                               Number of
     Name                    Shares      Name                        Shares
     ----                    ------      ----                        ------

     John H. Neas            11,434      Leif O. Honstad             8,337

     Justin R. Crow           4,828      Brian S. Lounsberry         4,100

     Robert E. Galiner       13,089      Wesley S. Gray              4,689

     John M. Vance            7,283      Michelle C. Hansen          4,338


     On September 1, 2000, the Company entered into Employee Compensation Agreement with the above named persons ("Employees") under which they agreed to take their employment compensation in excess of the federal minimum wage less withholding for taxes and social security in shares of the Company's common stock through October, 2000. The Company has been advised by the Employees that they may sell all or a portion of their shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Employees and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

     No other person is authorized to give any information or make any representation mot contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as have been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

================================================================================

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMPENSATION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE COMPANY IS A CRIMINAL OFFENSE.

     This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.


                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 12, 2000

                                TABLE OF CONTENTS

AVALABLE INORMATION.........................................................   5

INFORMATION INCORPORATED BY REFERENCE.......................................   5

THE COMPANY.................................................................   6

EMPLOYEE COMPENSATION AGREEMENTS............................................  13

STATEMENT OF INDEMNIFCATION.................................................  15

                              AVAILABLE INFORMATION

     Enter Tech Corp., ("the "Company") is subject to the requirement to file reports pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports and other materials with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other materials filed by the Company can inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of such material may be obtained from the Commission upon payment of fees prescribed by the Commission., The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such web site is http://www.sec.gov

     The Company has filed with the Commission a Registration Statement on Form 8-S (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to an aggregate of up to 58,098 shares of the Company's Common Stock, which may be issued to the persons named on the Cover Page of the Prospectus in the stated amounts to employees of the Company pursuant to written Employee Compensation Agreements. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares of Company Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits hereto. Statements in this Prospectus as to any document are nor necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained form the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charges.


                      INFORMATION INCORPORATED BY REFERENCE

     The Company filed its Annual Report ion Form 10-SB for the year ended December 31, 1999 on March 30, 2000. The Company filed its Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000 on May 15, 2000. The Company filed a Current Report in Form 8-K dated July 17, 2000 on July 18, 2000 with Item 2. Acquisition or Disposition of Assets and Item 7. Financial Statements and Exhibits, all relating to the acquisition of 80% of the outstanding stock of WavePower, Inc. in exchange for securities of the Company. The Company filed its Quarterly Report of Form 10-QSB for the quarterly period ended June 30,2000 on August 21, 2000. The above reference reports, which were previously filed with the Commission are incorporated herein by reference.

All documents filed by the Company pursuant to Section 13, 14 or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Form S-8 Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WWRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESS TO MR. SAM LINDSEY,
CHAIRMAN AND CHIEF FINANCIAL OFFICER, ENTER TECH CORP., 430 EAST 6TH STREET, LOVELAND, COLORADO 80537, TELEPHONE NUMBER (970) 669-4918


                                   THE COMPANY

     The following discussion of our plan of operation should be read together with the financial statements and the related notes in Item 1 of Part I of the Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2000 cited and incorporated by reference above. As discussed herein and in the notes to the financial statements there are circumstances that indicate that Ener Tech may be unable to continue as a going concern unless it obtains additional financing. We cannot assure you that our plans in that regard will be successful and that we will be able to continue as a going concern.

     Enter Tech is a development stage company formed in July 1996 and we have not yet generated revenues from our planned principle operations. Since Enter Tech's acquisition in June 1998 of Links Ltd., also a development stage company, we have focused on attempting to develop a prototype kiosk, or vending machine, through which Links had previously planned to market computer software, music and possibly digital video products stored on disks or computer hard drives. Enter Tech has not yet been successful in developing a commercially feasible prototype of the proposed kiosk and the company has continued to evaluate the alternative of acquiring or creating a strategic relationship with a company which has already developed a similar kiosk concept. We have identified a potential strategic partnership with a company that has developed a similar kiosk and are in the process of defining the terms of a joint venture or licensing agreement. We continue to focus on a strategy of acquiring or creating strategic relationships with other companies with proprietary technology that will help the company meet its goal of providing the highest-level, best-quality delivery of information, entertainment, goods and services in a digital environment and will also compliment the kiosk concepts and e-commerce technologies of the company.

RECENT SIGNIFICANT EVENTS

WavePower Acquisition

         On April 19, 2000, Enter Tech acquired 80% of the outstanding shares of common stock of WavePower, Inc., a development stage company, in exchange for the issuance of 5,000,000 restricted shares of Enter Tech common stock under an "Acquisition Agreement". In addition, Enter Tech agreed to reserve 3,000,000 shares of its 5,000,000 authorized shares of preferred stock for issuance as further payment for the acquisition to the former sole shareholder of WavePower. These shares would be issued upon exercise of an option to be granted to the shareholder.

The option would provide:

     (i)  For a three year term ending April 30, 2003:

    (ii)  For and exercise price of $.001 per share:

   (iii) For the exercise of up to 1,000,000 shares during each of the following periods during the term of the employment agreement with the optionholder; 12th and 13th months, 24th and 25th months, and 35th and 36th months. The option further provides that its exercise of the stated amounts during the respective periods is further conditioned upon WavePower, Inc. meeting stated amounts of net pre-tax profits. The Acquisition Agreement also provides that the remaining 2,000,000 authorized shares of Enter Tech preferred stock may be issued to the existing members of Enter Tech management and significant consultants.

Preferred Stock

         The 5,000,000 shares of Preferred Stock has the following rights, privileges and limitations:

     (i) It has a liquidation preference to receive any distributions in liquidation of Enter Tech up to the amount of $0.10 per share, but does not participate in any additional distributions;

    (ii) It has the right to vote five votes per share on all issues considered by the shareholders;

   (iii) It is convertible into two shares of common stock for each share of preferred, and;

    (iv) It is callable by Enter Tech upon 30 days written notice at $.001 per share; provided that the holder may convert the preferred into common stock during the 30-day period.

     WavePower plans to become an application service provider and is in the process of developing a network that moves traditional computer applications out of the conventional personal computer and onto a central network. WavePower intends that users will then be able to freely access all of the power, applications and connectivity of a series of networked computers from their own individual terminal. WavePower has finalized their Plan of Operation and are beginning to implement certain strategies.

Agreement for $10 Million Equity Financing

     On March 15, 2000, Enter Tech entered into a stock purchase and subscription agreement with the Reserve Foundation Trust under which the trust is to purchase 6,000,000 restricted shares of Enter Tech common stock in exchange for cash of $10 million. When the agreement was signed, the Trust provided Enter Tech with $50,000 in interim debt financing. That amount was subsequently increased to a total of $250,000. On May 4, 2000, the Trust indicated that all conditions to the stock purchase had been satisfied and that it would go forward with providing the $10 million in funds to Enter Tech. As of June 12, 2000, $600,000 of the subscribed funds had been received. On July 19, 2000, the Board of Directors of Enter Tech met to discuss banking/funding problems with the Reserve Foundation Trust. As of August 1, 2000, Enter Tech instructed corporate counsel to prepare to take whatever action it deemed is appropriate and in the best interest of the Officers, Directors, Management, Employees and Shareholders of Enter Tech. On September 4, 2000, counsel for Enter Tech sent a letter to the Reserve Foundation Trust which: (i) notified the Trust that it was in default under the agreement; (ii) demanded that it perform as agreed; and (iii) informed the Trust that unless the parties reached an agreement on the investment by September 15, 2000 that litigation will be instituted by Enter Tech. Enter Tech has issued stock certificates for the 6,000,000 shares of common stock to be purchased by the Trust. These stock certificates are being held for delivery until the Trust funds the entire stock purchase amount of $10 million.

     On July 21, 2000, Enter Tech was not able to meet payroll because of the Funding problems reported by the Reserve Foundation Trust. The Company began aggressively seeking other sources of funding to continue its operations while the issue with the Reserve Foundation Trust was solved or other substantial funding sources were found. September 12, 2000, Enter Tech was delinquent 2 payroll periods. In order to continue operations, the Company approached the employees with an option to be paid minimum wage in cash with the remainder of their salaries being issued in S-8 stock. The employees named herein have agreed to this method of payment, pending counsel's review of its legality. The Company will issue stock named herein to these employees once this Registration Statement on Form S-8 has been filed with the Securities and Exchange Commission.

     Enter Tech is actively seeking capital from other sources to enable it to continue operations. However, as of the date of this Prospectus, it does not have any fixed arrangements for additional capital; nor is there any assurance it will be able to acquire sufficient capital.

Marketing Agreements

     On June 6, 2000, Enter Tech entered in agreements with a consortium of companies to facilitate development of markets and revenue sources, strategic development partners, business intelligence, investor relations and public relations efforts on a global basis. The company issued shares of restricted stock to the following in exchange for their promise to perform services of the described natures during the 12-18 month period following the execution of the agreements:


         Party                              Number of Shares           Nature of Services
         -----                              ----------------           ------------------
The Challenge Limited                       900,000 shares             Development of Latin American
                                                                       markets, strategic partners and
                                                                       affiliations

Profile Venture, Ltd.                       800,000 shares             Development of Pacific Rim
                                                                       Markets, strategic partners and
                                                                       Affiliations

Skyline Marketing Associates, Ltd.          825,000 shares             Developments of European
                                                                       Union markets, strategic
                                                                       Partners and affiliations

Wall Street Relations Group                 300,000 shares             Investor and Public Relations
                                                                       Services

California Business Intelligence, Inc.      300,000 shares             Business Information and
                                                                       Intelligence services


Lease of New Facilities


     On July 1, 2000 Enter Tech entered into a lease agreement to pay $3,000 per month for approximately 2,637 square feet of office space located at 1031 N. Lincoln Avenue, Loveland, Colorado for a term of 5 years. The company does not plan to occupy the space until October because of remodeling and infrastructure upgrades currently taking place.


DESCRIPTION OF OUR CURRENT PLAN OF OPERATION

     Subject to acquisition of additional capital, our current plan of operation for the next 12 months primarily involves the development of our kiosk technology, pursuit of Shopping Mall Online's (SMO) web-hosting and interactive kiosk placement in shopping malls and other retail outlets, and continued development of WavePower's application service provider network.

     Shopping Mall Online has defined the terms of an agreement for the placement of several kiosks in properties owned by a particular developer as part of a beta-test before portfolio-wide deployment. Additionally, this agreement outlines the terms for SMO to design and manage a developer-specific web site within the Shopping Mall Online web site for the portfolio properties. As of August 11, 2000, this agreement had not yet been finalized. SMO is also actively pursuing relationships with several other mall developers, consumer brands and retailers at this time. There is no certainty that any additional developers, retailers or consumer brands will enter into agreements with the SMO at this time.

     SMO has entered into agreement with Solo Search, Inc. to provide a software solution that will interface with the SMO website to facilitate on-line searches for sales information. The SMO web site was launched on August 21, 2000.

     In addition, SMO is pursuing potential strategic relationships with several companies that have created a kiosk concept suitable for the SMO marketing model. Some of those companies already have several mall developers under contract at this time. As of September 11, SMO has not finalized an agreement with any of these companies. The company cannot guarantee that an agreement will be reached nor can it rely on previous contracts and commitments made to that company. If no agreement is reached with these companies, SMO has already priced the anticipated design and building of several prototypes through a third-party vendor. If necessary, this vendor can complete the prototype, test it and finalize a commercial unit based on the SMO concept in approximately 90 days

     WavePower finalized their Plan of Operation as of June 26, 2000. Based on that plan, the company has begun final development of its software and services. WavePower has defined their initial target market as the hotel industry and are active in creating relationships at this time. They have also identified several strategic relationships that may expedite their time to market and have begun conversations about a mutually advantageous working agreement.

     Enter Tech Corporation has continued to develop our plan of a kiosk through which to market computer software, music and possibly digital video products. We have identified a company that has created a kiosk concept acceptable to the company and are negotiating terms for both a national and international joint marketing license. If such a license is completed, the company believes it may be able to bring a commercially viable kiosk to market within 12 months. In the event the license agreement does not transpire, the company may continue its efforts to develop a prototype However, we cannot assure you that we will ever be able to develop a commercially successful kiosk, nor can we assure you that any kiosk concept licensed from another company will be a commercially viable product.

     We plan to identify and investigate merger and acquisition candidates that may be brought to our attention through our present associations. We plan to evaluate the candidates using broad criteria. We expect that negotiations with a target company will focus on the percentage of our common stock, as computed following a merger or acquisition, that the target company's stockholders would receive for their share holdings in the target company. Depending upon, among other things, the target company's assets and liabilities, our stockholders will in all likelihood experience dilution in their interest in us following any merger or acquisition.

     We have not established a specific level of revenues, earnings or assets below which we would not consider a potential target company for an acquisition or alliance. Moreover, we may identify an attractive target company that may currently be generating losses but which we believe has a promising business plan. Although we plan to proceed with what we believe is an appropriate level of due diligence in implementing this strategy, we cannot assure you that any acquisition or alliance will be successful or that we will achieve the expected benefits from the transaction.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 2000, Enter Tech had $92,520 in cash, including cash supplied from the interim debt financing by Reserve Foundation Trust discussed above, and current liabilities of $947,948. This represented a working capital deficit of $855,458.

     As of June 30, 2000, Enter Tech had no material commitments for capital expenditures and no plans to pay dividends to its shareholders.

     As stated above the Company must acquire additional capital to be able to continue its operations. If the Reserve Foundation Trust does not cure its default in its agreement to provide capital and another source of substantial funding is not found, Enter Tech anticipates that it may not be able to maintain a development schedule that may still move the projects forward and Enter Tech will be dependent upon the acquisition of additional capital to fund its operations over the next 12-month period.

     Enter Tech is also continuing to evaluate the option of acquiring a "kiosk company" which has already developed some or all of the concepts conceived by Enter Tech. Such a company has been identified, but as mentioned previously, the company is more focused on creating an initial licensing agreement rather than acquisition at this time. As this strategy proceeds, Enter Tech is anticipating the possibility of licensing this technology in foreign countries. We cannot assure you that any commercially favorable relationships with prospective licensees will be established. If the kiosk concept can be developed, additional employees will be needed based upon the development schedule of the kiosk. If a "kiosk company" is acquired, Enter Tech will be required to evaluate the need of any current or potential employees of the "kiosk company." If a strategic relationship such as a licensing agreement is reached, the company will likely need minimal employee changes through the development of the project.

     If the kiosk concept is developed by Enter Tech as conceived, Enter Tech currently plans to have the product manufactured on a contract basis with a third party manufacturer. Therefore, Enter Tech does not plan to acquire significant additional plant and equipment for the purpose of manufacturing the kiosk. No assurances can be made as to if the kiosk concept will ever be fully developed or if a "kiosk company" can be acquired. There is no assurance that the kiosks will function as planned if Enter Tech is able to develop the kiosks, or acquire a "kiosk company", or be manufactured at a unit cost commercially favorable to Enter Tech. We cannot assure you that Enter Tech will be able to generate any revenues from sales or that any sales will be made of kiosks or from kiosk vending operations.

     Provided that the pending private placement financing is completed, it is anticipated that the funds should also be able to finance the operations of Shopping Mall Online, Inc. for the next 12 months. As of Aug 11, 2000 Shopping Mall Online has 9 personnel. Additional operational personnel will be required within each department. Enter Tech and its subsidiaries currently have 19 employees, and plan to hire an additional 10 employees by December 31, 2000.

     Shopping Mall Online has entered into a lease for approximately 4700 square feet of office space located at 914 Citadel Drive #B1, Everson, Washington for a period of two years commencing on June 1, 2000 in the amount of $2,700 per month. The space is anticipated to be sufficient to house server computers and the communication backbone to host the web sites and provide adequate access to the online mall. Shopping Mall Online is investigating a license agreement for an established e-commerce application software package from a reputable third party, but this does not preclude the possibility that modifications and independent research or development could be needed. In addition, Shopping Mall Online has licensed software from Solo Search, Inc., which is used to provide sales information and search capabilities for the Shoppingmallonline.com web site. There is no assurance that Shopping Mall Online will become a viable business or generate any revenues from the activities it plans to undertake. Online shopping is crowded with many vendors and there is nothing to prevent any other person or company from pursuing this potential line of business. It is possible that the WavePower acquisition could provide a compatible synergy to the efforts of Shopping Mall Online, Inc. and any kiosk development by Enter Tech or a "kiosk company" Enter Tech may contemplate acquiring or licensing due to the technology developed by WavePower.

     WavePower's technology could enhance the kiosk operational design. The acquisition of WavePower may enhance the effectiveness of Shopping Mall Online's commerce activity and vice versa. Additional employees will be required to continue the development process of WavePower, most of whom are expected to be technical professionals.

     Enter Tech anticipates that without substantial additional capital it will not be able to continue operations and develop the infrastructure needed to generate revenue. However it is the intention of Enter Tech to aggressively identify other sources of capital for development of Enter Tech and all of its subsidiaries as is necessary for continued operation and to generate revenues. However, we cannot assume you that sufficient funds will be available for these purposes.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

     This discussion contains forward-looking statements that involve risks and uncertainties. All statements included in this report, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. These forward-looking statements include statements about:

     The future anticipated direction of the high technology and e-commerce industries,

     The pending $10 million equity financing from the Reserve Foundation Trust which is in default,

     Planned licensing agreements with operating companies

     Planned acquisitions of operating companies,

     Plans for development, expansion and integration of companies which have been acquired,

     Planned capital and operating expenditures,

     Future funding sources,

     Anticipated revenues and sales growth, and

     Overall business strategies.

     These forward-looking statements are subject to a number of assumptions, risks and uncertainties, including such factors as:

     Technological developments and consumer preferences in the high technology and e-commerce industries,

     The risk that the pending $10 million equity financing from the Reserve Foundation Trust may not be completed; or that the Company will be able to acquire sufficient funds to continue operations,

     Expected benefits from development, expansion and integration of acquired companies,

     Competition in the markets for our planned businesses,

     The availability of adequate financing,

     Dependence on existing management, and

     Changes in laws or regulations affecting our plan of operation.

     We caution you that our forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied by the forward-looking statements.

                        EMPLOYEE COMPENSATION AGREEMENTS

     On September 1, 2000 the Company entered into Employee Compensation Agreements ("Agreements") with the below listed personnel ("Employees") who are employed by the Company and/or one of its subsidiaries. The Agreements provide that the Employees will be paid their salaries for services rendered prior to September 1, 2000 and thereafter for a period of up to October 1, 2000 calculated at the salary rate in effect on September 1, 2000 as follows: (i) the amount equivalent to the current federal minimum wage less applicable withholding in cash; and (ii) the balance of the salary due less applicable withholding in the form of shares of common stock of the Company valued at the mean of the highest and lowest sale price for the stock on the trading day previous to the last day of each respective pay period. The Agreements provide that this payment of partial compensation in the form of common stock will be under the following additional terms and conditions:

     1. All shares to be issued under the Agreements are to be registered under this Form S-8 Registration Statement;

     2. Either the Company or each Employee may terminate the Agreement with that Employee upon three days written notice;

     3. The Agreements are not subject to any provisions of the Employee Retirement Income Security Act of 1974;

     4. Any Employee who is an officer, director or the holder of more than 10% of the Company's outstanding common stock ("Control Persons") will be under legal restrictions as to the amount of the registered stock that may be sold and the manner in which it is sold (including the requirement that a copy of this Prospectus be delivered in each sake). In addition, Control Persons are subject to "short swing" profits liabilities under Section 16(b) of the Securities Exchange Act of 1934. Any Control Person who is also an Employee is advised to seek independent legal counsel for advice regarding the acquisition and sale of stock under an Agreement;

     5. The Employees were all employed by the Company or one of its subsidiaries on September 1, 2000. If any additional person becomes an Employee by execution of an Agreement after the filing of the Registration Statement, an amendment will be filed to its including the identity of the Employee and the shares which may be issued to the Employees;

     6. The common stock to be issued to Employees will be issued will be issued from the Company's authorized but unissued common stock;

     7. The Employees may sell all or a portion of their stock acquired under the Agreements from time to time through securities broker/dealers only at current market prices and no commissions may be paid in connection with the sales in excess of customary brokers commissions. Except for this manner of sale and for the further restrictions on sales by Control Persons set out in (4) above, there are no restrictions on sales of the stock of Employees;

     8. The agreements are not qualified under Section 401 of the Internal Revenue Code of 1986, as amended. The compensation paid on the form of stock will constitute an expense to the Company and ordinary income to the Employee. As stated above, the Company will withhold the estimated taxes from the stock compensation and is responsible to pay this amount to the Internal Revenue Service in cash; and

     9. The Company filed its Annual Report ion Form 10-SB for the year ended December 31, 1999 on March 30, 2000. The Company filed its Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000 on May 15, 2000. The Company filed a Current Report in Form 8-K dated July 17, 2000 on July 18, 2000 with ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS and ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS, all relating to the acquisition of 80% of the outstanding stock of WavePower, Inc. in exchange for securities of the Company. The Company filed its Quarterly Report of Form 10-QSB for the quarterly period ended June 30,2000 on August 21, 2000. The above reference reports, which were previously filed with the Commission are incorporated herein by reference. All documents filed by the Company pursuant to Section 13, 14 or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Form S-8 Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WWRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESS TO MR. SAM LINDSEY, CHAIRMAN AND CHIEF
          FINANCIAL OFFICER, ENTER TECH CORP., 430 EASH 6TH STREET, LOVELAND, COLORADO 80537, TELEPHONE NUMBER (970) 669-4918.

     The Company is offering to the Employees an aggregate of up to 58,098 shares of its $.0001 par value common stock under the Agreements which may be issued to the following persons:

                            Number of                               Number of
     Name                    Shares      Name                        Shares
     ----                    ------      ----                        ------

     John H. Neas            11,434      Leif O. Honstad             8,337

     Justin R. Crow           4,828      Brian S. Lounsberry         4,100

     Robert E. Galiner       13,089      Wesley S. Gray              4,689

     John M. Vance            7,283      Michelle C. Hansen          4,338



     These shares are offered for the period from the date hereof through October 1, 2000, unless terminated sooner by the Company of any Employee.


                          STATEMENT OF INDEMNIFICATION

     Pursuant to the corporate law of Nevada and the Company's Article and Bylaws, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, of serving at the request of the corporation as a director, officer, employee of agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions, suits or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The documents listed in (a) and (b) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

     The Company filed its Annual Report on Form 10-SB for the year ended December 31, 1999 on March 30, 2000. The Company filed its Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000 on May 15, 2000. The Company filed a Current Report in Form 8-K dated July 17, 2000 on July 18, 2000 with Item 2. Acquisition or Disposition of Assets and Item 7. Financial Statements and Exhibits, all relating to the acquisition of 80% of the outstanding stock of WavePower, Inc. in exchange for securities of the Company. The Company filed its Quarterly Report of Form 10-QSB for the quarterly period ended June 30,2000 on August 21, 2000. The above reference reports, which were previously filed with the Commission are incorporated herein by reference.

     (a)  All  documents  filed by the Company  pursuant to Section 13, 14 or 15
          (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Form S-8 Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     (b) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Form 10-KSB referenced to in (a) above.

Item 4.  DESCRIPTION OF SECURITIES

         None


Item 5.  INTERESTS OF NAMED EXPERTS AND CONSEL.

         None


Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitations on Liability of Directors and Officers

     The Company's Articles of Incorporation provide that a director or officer shall not be liable for damages to the Company or its stockholders for breach of fiduciary duty except for acts of omission that involve intentional misconduct, fraud or a knowing violation of law and unlawful dividend payments under Nevada Private Corporations Law Section 78.300

Indemnification of Directors, Officers and Others

     Section 78.751 of the Nevada Private Corporations Law, a corporation provides as follows:

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a pry to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he bad reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and m a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections I and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     4. Any indemnification wider subsections I and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances. The determination must be made:

          (a)  By the stockholders;

          (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the acting, suit or proceeding;

          (c)  If a majority vote a quorum  consisting of directors who were not
               parties  to  the  action,   suit  or  proceeding  so  orders,  by
               independent legal counsel in a written opinion, or

          (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officer's and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that be is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section;

          (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action;

          (b) Continues for a person who has cased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.


     ARTICLE VII of the Company's Articles of Information provides:

                                   ARTICLE VII
                                 INDEMNIFICATION

     The Corporation is authorized to provide indemnification of its directors, officers, employees and agents, whether by bylaw, agreement, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification expressly permitted by Section 78.751 of the Nevada Business Corporation Act for breach of duty to the Corporation and its shareholders, subject only to the applicable limits upon such indemnification as set forth in the Nevada Business Corporation Act. Any repeal or modification of this Article VII or Article XI shall not adversely effect any right or protection of a director or officer of the Corporation existing at the time of the repeal or modification.


Item 7.  EXEMPTION FROM REGISTRATION STATEMENT

         Not Applicable

Item 8.  EXHIBITS

Exhibit Number   Description
--------------   --------------

5                Opinion of Counsel (with Consent)

23               Consent of Counsel (included in Exhibit 5)

24               Power of Attorney

99.1             Employee Compensation Agreement with John H. Neas

99.2             Employee Compensation Agreement with Justin R. Crow

99.3             Employee Compensation Agreement with Robert E. Galiner

99.4             Employee Compensation Agreement with Wesley S. Gray

99.5             Employee Compensation Agreement with Michelle C. Hansen

99.6             Employee Compensation Agreement with Leif O. Hansen

99.7             Employee Compensation Agreement with Brian S. Lounsberry

99.8             Employee Compensation Agreement with John M. Vance

Item 9.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment in this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Loveland, State of Colorado on the 11th day of September, 2000.

                                   ENTER TECH CORP.

                                   By  /s/ Sam Lindsey
                                      -----------------------------------------
                                      Sam Lindsey, Chairman and Chief
                                      Executive Officer